Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated April 8, 2010
Relating to Preliminary Prospectus Supplement dated April 8, 2010
Registration Statement No. 333-147369
Pricing Term Sheet
April 8, 2010
AVERY DENNISON CORPORATION
$250,000,000 5.375% Senior Notes due 2020

Issuer:	Avery Dennison Corporation

Title of Securities:	5.375% Senior Notes due 2020

Legal Format:	SEC-registered

Trade Date	April 8, 2010

Settlement Date:	April 13, 2010

Principal Amount:	$250,000,000

Maturity:	April 15, 2020

Coupon (Interest Rate):	5.375%

Issue Price (Price to Public):	99.931% of principal amount

Benchmark Treasury:	3.625% Notes due 02/15/2020

Spread to Benchmark Treasury:	150 bps

Benchmark Treasury Price and Yield:	97-28+ / 3.884%

Yield to Maturity:	5.384%

Make-Whole Provision:	Treasury + 25 bps

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2010

Joint Book-Running Managers	Banc of America Securities LLC J.P. Morgan Securities Inc.

Co-Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC

CUSIP:	053611AF6

ISIN:	US053611AF60

Ratings:	Baa2 (Moody’s) / BBB (S&P)
A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The offer and sale of the notes to which this final term sheet relates have been registered by Avery Dennison Corporation by means of a registration statement on Form S-3 (SEC File No. 333-147369).
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 and J.P. Morgan Securities Inc. collect at 1-212-834-4533.